                                                                     EXHIBIT 2.1

===============================================================================


                       STOCK PURCHASE AND SALE AGREEMENT

                                BY AND BETWEEN

                             YPF SOCIEDAD ANONIMA

                                 AS PURCHASER

                                      AND

                      MAXUS INTERNATIONAL ENERGY COMPANY

                                   AS SELLER





                                 JULY 1, 1996


===============================================================================

                       STOCK PURCHASE AND SALE AGREEMENT

                               TABLE OF CONTENTS
                               -----------------


Section                                                              Page
- -------                                                              ----

1.   Purchase and Sale of Shares...................................   1
     1.1   Purchase and Sale.......................................   1
     1.2   Purchase Price..........................................   1
     1.3   Adjusted Purchase Price.................................   2
     1.4   Payment of Purchase Price...............................   2

2.   Representations and Warranties of Seller......................   2
     2.1   Ownership...............................................   2
     2.2   Authorization of Transaction............................   3
     2.3   Noncontravention........................................   3

3.   Representations and Warranties of Purchaser...................   3
     3.1   Authorization of Transaction............................   3
     3.2   Noncontravention........................................   3

4.   Miscellaneous.................................................   4
     4.1   Notices.................................................   4
     4.2   Entire Agreement........................................   4
     4.3   Governing Law...........................................   4
     4.4   Headings................................................   5
     4.5   Assignment..............................................   5
     4.6   Severability............................................   5

SIGNATURES.........................................................   6

EXHIBIT A  Stock Power

EXHIBIT B  Promissory Note

                       STOCK PURCHASE AND SALE AGREEMENT
                       ---------------------------------

     This Stock Purchase and Sale Agreement, dated as of July 1, 1996 (the "Agreement"), by and among Maxus International Energy Company, a Delaware corporation ("Seller"), and YPF Sociedad Anonima, an Argentine sociedad anonima ("Purchaser").

                                   RECITALS:

     WHEREAS, Seller owns all of the issued and outstanding shares of capital stock (the "Shares") of YPF International Ltd., a Cayman Islands corporation (the "Company"), consisting of 100 ordinary shares, par value U.S.$1.00 per share; and

     WHEREAS, Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller the Shares for the consideration and upon the terms set forth herein.

                              A G R E E M E N T:

     NOW, THEREFORE, in consideration of the premises and covenants contained herein, Seller and Purchaser agree as follows:

     1.   Purchase and Sale of Shares.
          ---------------------------

          1.1  Purchase and Sale.  Upon execution of this Agreement, Seller
               -----------------
shall sell, transfer, convey and assign to Purchaser the Shares, all on the terms and conditions contained herein. The sale of the Shares shall be effective at 12:01 a.m. Central Daylight Savings Time on July 1, 1996. In consideration for payment to Seller of the purchase price referred to below, Seller shall deliver to Purchaser the certificate or certificates representing the Shares together with the duly executed stock power attached hereto as Exhibit A.

          1.2  Purchase Price.  The consideration to be delivered to Seller as
               --------------
payment for the Shares shall be two hundred sixty-three million one hundred thousand dollars ($263,100,000) (the

"Purchase Price"), one hundred one million dollars ($101,000,000) of which has heretofore been advanced by Purchaser to Seller as a deposit against the Purchase Price (the "Advance"). The Purchase Price shall be subject to adjustment as provided in Section 1.3 of this Agreement (the "Adjusted Purchase Price").

          1.3  Adjusted Purchase Price.  As soon as practicable after the date
               -----------------------
of this Agreement, Seller shall prepare and deliver to Purchaser a balance sheet reflecting the financial condition of the Company as of the close of business on June 30, 1996. Such balance sheet shall fairly present the financial condition of the Company as of such date and shall be prepared in accordance with generally accepted accounting principles consistently applied. As soon as practicable following the receipt of such balance sheet, Purchaser and Seller shall determine the carrying value of the Company as of June 30, 1996 as reflected on the financial reporting books of Seller, which shall represent the "Adjusted Purchase Price."

          1.4  Payment of Purchase Price.  Upon execution of this Agreement,
               -------------------------
Purchaser shall execute and deliver to Seller a promissory note in the form attached hereto as Exhibit B (the "Promissory Note") representing the Purchase Price less the Advance. In the event that the Adjusted Purchase Price as determined in accordance with Section 1.3 of this Agreement differs from the Purchase Price, Purchaser shall execute a replacement promissory note, in substantially the same form as the Promissory Note, dated as of July 1, 1996, with interest accruing from July 1, 1996 through the date of payment of such note, and the Promissory Note shall be cancelled.

     2.   Representations and Warranties of Seller.  Seller represents and
          ----------------------------------------
warrants to and agrees with Purchaser as follows:

          2.1  Ownership.  Seller holds of record and owns beneficially the
               ---------
Shares of the Company, free and clear of any restrictions on transfer, security interests, options, warrants, purchase rights, claims, liens, pledges and demands. The Company holds of record and owns beneficially all of the issued and outstanding shares of capital stock of Maxus Bolivia, Inc., Maxus Venezuela (C.I.) Ltd. and Maxus Venezuela S.A., free and clear of any restrictions on transfer, security interests, options, warrants, purchase rights, claims, liens, pledges and demands.

          2.2  Authorization of Transaction.  Seller has full power and
               ----------------------------
authority to execute and deliver this Agreement and to perform its obligations hereunder. Seller has taken all corporate action required for it to execute, deliver and perform this Agreement. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms.

          2.3  Noncontravention.  The execution and delivery of this Agreement,
               ----------------
and the consummation of the transactions contemplated hereby, will not (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Seller is a party, or by which Seller is bound.

     3.   Representations and Warranties of Purchaser.  Purchaser represents
          -------------------------------------------
and warrants to Seller as follows:

          3.1  Authorization of Transaction.  Purchaser has full power and
               ----------------------------
authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Purchaser, enforceable in accordance with its terms.

          3.2  Noncontravention.  The execution and delivery of this Agreement,
               ----------------
and the consummation of the transactions contemplated hereby, will not
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Purchaser is subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Purchaser is a party, or by which Purchaser is bound.

     4.   Miscellaneous.
          -------------

          4.1  Notices.  All notices or other communications given or made
               -------
hereunder shall be in writing and shall be deemed to be duly given when received if delivered in person or by telex, facsimile, telegram or cable or mailed by registered or certified mail, return receipt requested, postage prepaid to any party at the address for such party set forth on the signature page of this Agreement or such other address as the party to whom notice is to be given furnishes in writing to the other party in the manner set forth above.

          4.2  Entire Agreement.  This Agreement constitutes the entire
               ----------------
agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written between the parties hereto with respect to such transactions. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought.

          4.3  Governing Law.  This Agreement shall be construed in accordance
               -------------
with and governed by the internal laws (and not the law of conflicts) of the State of Texas applicable to contracts made and performed in the State of Texas.

          4.4  Headings.  The section and other headings contained in this
               --------
Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

          4.5  Assignment.  Neither this Agreement nor any interest herein or
               ----------
right or obligation hereunder may be assigned by Purchaser or Seller in any manner, by operation of law or otherwise, without the prior written consent of the other party hereto except that Purchaser may assign this Agreement without
                       ------
Seller's consent to any company which is wholly owned or controlled, directly or indirectly, by Purchaser, if that company agrees in writing to be bound by all of Purchaser's obligations hereunder; provided, however, that no assignment of any kind shall release Purchaser from any liabilities or obligations hereunder.

          4.6  Severability.  Whenever possible, each provision of this
               ------------
Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement, or the application thereof to any person or under any circumstances, shall be invalid or unenforceable to any extent under applicable law, and the extent of such invalidity or unenforceability does not destroy the basis for the bargain between the parties as expressed herein, then such provision shall be deemed severed from this Agreement with respect to such person or such circumstance, without invalidating the remainder of this Agreement or the application of such provision to other persons or circumstances, and a new provision shall be deemed substituted in lieu of the provision so severed which new provision shall, to the extent possible, accomplish the intent of the parties hereto as evidenced by the provision so severed.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the date first above written.



PURCHASER                                SELLER

YPF Sociedad Anonima                     Maxus International Energy Company


By: /s/ Carlos Olivieri                  By: /s/ Michael C. Forrest
    --------------------------------         ----------------------------------
    Carlos Olivieri                          Michael C. Forrest
    Vice President and Controller            President

Address: Avenida Pte. Roque              Address: 717 North Harwood Street
         Saenz Pena 777                           Dallas, Texas 75201
         (1364) Buenos Aires, Argentina

                                   EXHIBIT A

                                  STOCK POWER

                                  STOCK POWER


     FOR VALUE RECEIVED, the undersigned hereby sells, assigns, and transfers unto YPF Sociedad Anonima, 100 ordinary shares of YPF International Ltd. (the "Company") represented by Certificate No. 001 registered on the books of said Company, and does hereby irrevocably constitute and appoint the Secretary of the Company as attorney to transfer the foregoing on the books of said Company, with full power of substitution in the premises, hereby ratifying and confirming all that said attorney shall lawfully do by virtue hereof.

Dated:  July 1, 1996.

                                       Maxus International Energy Company*


Witness:

                                       By: /s/ Michael C. Forrest
/s/ H. R. Smith                            ----------------------
- -------------------                    Name:  Michael C. Forrest
                                       Title: President

* The signature to this assignment must correspond with the name as written on the face of the certificate in every particular without alteration or enlargement or any change whatever.

                                   EXHIBIT B

                                PROMISSORY NOTE

                                PROMISSORY NOTE
                                ---------------


     FOR VALUE RECEIVED, the undersigned, YPF Sociedad Anonima, an Argentine sociedad anonima ("YPF"), hereby promises to pay to the order of Maxus International Energy Company, a Delaware corporation ("Maxus International"), the principal amount of one hundred sixty-two million one hundred thousand dollars ($162,100,000), subject to adjustment as provided herein (the "deferred price"), on August 12, 1996.

     Maxus International and YPF shall determine as soon as practicable following the date of this Note the carrying value of YPF International Ltd. at June 30, 1996, as reflected on the financial reporting books of Maxus International. YPF and Maxus International agree that to the extent such carrying value of YPF International Ltd. differs from the principal amount of this Note plus a $101,000,000 advance (the "Advance") against the purchase price paid for the stock of YPF International Ltd, (a) the principal amount of this Note when added to the Advance shall be adjusted so that it equals the amount of such carrying value, (b) a replacement note (in the form of this Note) shall be executed by YPF effective as of the date of this Note to reflect the adjusted principal amount and (c) this Note shall be cancelled. Any such replacement note shall bear interest from July 1, 1996.

     YPF promises to pay interest on the unpaid principal amount of the deferred price from July 1, 1996 until such principal amount is paid in full at the "Applicable Short Term Federal Rate" as defined in Section 1274(d) of the Internal Revenue Code of 1986 as in effect on the date of the making of the deferred price. Interest on the deferred price is payable at the stated maturity thereof.

     Both principal and interest are payable in lawful money of the United States of America in immediately available funds.

     YPF and all endorsers, guarantors and sureties of this Note and all other persons liable or to become liable on this Note severally waive presentment for payment, demand, notice of demand and of dishonor and nonpayment of this Note, notice of intention to accelerate the maturity of this Note, protest and notice of protest, diligence in collecting, the bringing of suit against any other party, and any other notice, and agree to all renewals, extensions, modifications, partial payments, releases or substitutions of security, in whole or in part, with or without notice, before or after demand or maturity.

     It is the intention of the parties to comply with applicable usury laws (now or hereafter enacted); accordingly, if, for any reason whatsoever, the interest paid on this Note shall exceed the maximum non-usurious amount permitted by law, Maxus International shall refund to YPF such portion of said interest as may be necessary to cause the interest paid on this Note to equal the maximum non-usurious amount permitted by law, and no more. All sums paid or agreed to be paid to Maxus International for the use, forbearance or detention of the indebtedness evidenced hereby shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of this Note until payment in full.

     In the event of default in the payment of this Note, and this Note is placed in the hands of any attorney for collection or if collection by suit or through the probate court, bankruptcy court, or by any other legal proceeding, is sought, YPF agrees to pay all expenses incurred, including reasonable attorney's fees, all of which shall become a part of the principal hereof.

     Any check, draft, money order or other instrument given in payment of all or any portion of this Note may be accepted by Maxus International or any other holder hereof and handled in collection in the customary manner, but the same shall not constitute payment hereunder or diminish any rights of Maxus International or any other holder hereof, except to the extent that actual cash proceeds of such instrument are unconditionally received by Maxus International or any other holder hereof and applied to this indebtedness as herein provided.

     It is especially agreed that time is of the essence of this agreement, and that if default shall be made in the payment of the principal or interest of this Note as the same becomes due and payable, or should any maker, endorser, surety or guarantor hereof become insolvent or commit an act of bankruptcy or make an assignment for the benefit of creditors or authorize the filing of a voluntary petition in bankruptcy or should a receiver of any of their property be appointed, or should involuntary bankruptcy proceedings be filed or threatened against any maker, endorser, surety or guarantor hereof, then in any such event Maxus International or any other holder hereof shall have the option to declare the unpaid principal and interest of the deferred price under this
Note immediately due and payable without notice or demand to YPF or any other person or party, and to foreclose all liens securing the payment of same. Failure to exercise this option upon any such default shall not constitute a waiver of the right to exercise it in the event of any subsequent default.

     This Note is payable in Dallas County, Texas and shall be governed by, and construed in accordance with, the laws of the State of Texas. The deferred price may be prepaid in whole or in part at any time prior to demand or maturity without penalty.

     This Note is unsecured. This Note is executed as of this 1st day of July, 1996.

                                  YPF SOCIEDAD ANONIMA



                                  By: /s/ Carlos A. Olivieri
                                      --------------------------
                                  Name:  Carlos A. Olivieri
                                  Title: Vice President - Controller


                                  By: /s/ Carlos Felices
                                      --------------------------
                                  Name:  Carlos Felices
                                  Title: Treasurer

                                      -2-